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                                                                   EXHIBIT 99.2

                                SECOND AMENDMENT
                                     TO THE
                        SANTA FE ENERGY RESOURCES, INC.
                     1995 INCENTIVE STOCK COMPENSATION PLAN
                           FOR NONEXECUTIVE EMPLOYEES

        WHEREAS, the Board of Directors of Santa Fe Energy Resources, Inc. (the "Board") is authorized by Section XX of the Santa Fe Energy Resources, Inc. 1995 Incentive Stock Plan for Nonexecutive Employees (the "Plan") to amend the Plan from time to time; and

        WHEREAS, the Board deems it advisable to amend the Plan to provide for a sufficient number of shares of Common Stock for the transactions that will be engendered upon the spinoff of Monterey Resources, Inc.;

        NOW, THEREFORE, effective as of the date the stock of Monterey Resources, Inc. is distributed to the stockholders of the Company (the "Spinoff"), Section II of the Plan is hereby amended to read as follows:

        "Subject to adjustment as provided in the Plan, the maximum aggregate number of shares of Common Stock with respect to which Options, Restricted Stock, Bonus Stock, Phantom Units and Stock Appreciation Rights may be granted under the Plan in any one calendar year shall be 1,000,000. Provided, however, in calendar year 1997, the maximum aggregate number of shares shall be the sum of (a) 1,000,000 plus (b) the Spinoff Adjustment Number (as defined below). The Spinoff Adjustment Number shall equal (a) the number of shares subject to awards of Options and Phantom Units outstanding at the Spinoff times the Company's Common Stock average market price for a reasonable period of time preceding the Spinoff divided by (b) the Company's Common Stock average market price for a reasonable period of time following the Spinoff, less (c) the number of shares subject to awards of Options and Phantom Units outstanding at the Spinoff. Notwithstanding the foregoing, in no event shall the aggregate shares of Common Stock granted pursuant to Awards and available for Awards equal or exceed 20% of the Company's "voting power outstanding" (as such term is defined in Paragraph 312.03 of the New York Stock Exchange Listed Company Manual). The Common Stock issued under the Plan may be either previously authorized but unissued shares or treasury shares acquired by SFER. In the event that any Award expires, lapses, is forfeited or otherwise terminates, any shares of Common Stock allocable to the terminated portion of such Award may again be made subject to an Award under the Plan. Further, to the extent an Award is paid in cash, rather than in Common Stock, or shares of Common Stock are tendered to the Company, or withheld by the Company from an Award, as payment of the exercise price of an Award or in satisfaction of any Company tax withholding obligation, such shares of Common Stock may again be made subject to an Award under the Plan."

        All terms used herein are defined in the Plan and shall have the same meanings given to such terms in the Plan, except as otherwise expressly provided herein.

        Except as amended and modified hereby, the Plan shall continue in full force and effect and the Plan and this amendment shall be read, taken and construed as one and the same instrument.